EXHIBIT 99.1

Great Southern Bancorp, Inc. Reports Preliminary Second Quarter Earnings of $1.43 Per Diluted Common Share

Preliminary Financial Results and Business Update for the Quarter Ended June 30, 2026

SPRINGFIELD, Mo., July 15, 2026 (GLOBE NEWSWIRE) -- Great Southern Bancorp, Inc. (the “Company”) (NASDAQ:GSBC), the holding company for Great Southern Bank (the “Bank”), today reported that preliminary earnings for the three months ended June 30, 2026, were $1.43 per diluted common share ($15.8 million net income) compared to $1.72 per diluted common share ($19.8 million net income) for the three months ended June 30, 2025. The 2026 second quarter results were negatively impacted by non-recurring expenses recorded in the period related to the consolidation of certain banking centers and other operational areas, which are discussed below.

For the quarter ended June 30, 2026, annualized return on average common equity was 9.83%, annualized return on average assets was 1.12%, annualized net interest margin was 3.76% and the efficiency ratio was 67.21%, compared to 12.81%, 1.34%, 3.68% and 59.16%, respectively, for the quarter ended June 30, 2025.

Excluding the non-recurring expenses referenced above, for the quarter ended June 30, 2026, net income was $17.4 million, earnings per diluted common share were $1.57, annualized return on average common equity was 10.82%, annualized return on average assets was 1.24%, and the efficiency ratio was 63.47%. A reconciliation of these non-GAAP calculations is detailed in “Non-GAAP Financial Measures” below.

Key Results:

  Net Interest Income: Net interest income for the second quarter of 2026 decreased $1.5 million (2.9%) to $49.5 million compared to $51.0 million for the second quarter of 2025, largely driven by the completion of accounting recognition in October 2025 of interest income from a previously terminated interest rate swap. This was partially offset by lower interest expense on deposit accounts and other borrowings. Annualized net interest margin was 3.76% for the quarter ended June 30, 2026, compared to 3.68% for the quarter ended June 30, 2025, and 3.71% for the quarter ended March 31, 2026.

  Asset Quality: Non-performing assets and potential problem loans totaled $10.6 million at June 30, 2026, an increase of $1.1 million from $9.5 million at December 31, 2025. At June 30, 2026, non-performing assets were $9.4 million (0.17% of total assets), an increase of $1.3 million from $8.1 million (0.15% of total assets) at December 31, 2025. See “Asset Quality” below.

  Loans: Total net loans, excluding mortgage loans held for sale, decreased $49.1 million, or 1.1%, from $4.36 billion at December 31, 2025 to $4.31 billion at June 30, 2026. This decrease was primarily driven by decreases in commercial real estate loans and other residential (multi-family) loans, partially offset by an increase in construction loans. The Bank experienced an increased amount of loan prepayments in the 2026 second quarter compared to a lower amount of prepayments in the first quarter of 2026.
  Liquidity: The Company had secured borrowing line availability at the FHLBank and Federal Reserve Bank of $1.23 billion and $319.6 million, respectively, at June 30, 2026.

  Capital: The Company’s capital position remained strong as of June 30, 2026, significantly exceeding the “well-capitalized” thresholds established by regulatory agencies. See “Capital” below.

1

Certain Income and Expense Items Impacting Second Quarter 2026 Results: During the three months ended June 30, 2026, there were certain income and expense items that impacted the Company’s results of operations.

  Interest income on loans increased $393,000 due to collection of unbooked interest on one relationship. This relationship has recently provided interest payments semi-annually, but we do not have assurances of future payments or amounts, if payments are made.

  Other non-interest income included $176,000 due to fees received on the origination of back-to-back interest rate swaps as part of a new commercial real estate loan transaction. These types of fees occur sporadically as part of our operations.

  In June 2026, the Company decided to consolidate operations of nine banking centers into other nearby Great Southern banking center locations. See “Business Initiatives” below. Accounting rules require that certain costs and expected losses be recorded immediately, while any expected gains are not recorded until realized. Upon evaluating the carrying value and estimated market value of each affected location (all of which are owned facilities), a valuation allowance of $1.4 million was recognized in the second quarter of 2026 related to four of the locations. The Company currently does not expect to ultimately realize losses on the sale of the other five properties and expects the eventual aggregate selling price of all affected properties will exceed the combined carrying value of the affected locations (approximately $12.6 million).  In addition to the valuation allowance, severance expense of $234,000 was recognized in the second quarter of 2026 related to the termination of 39 employees due to the closure of the nine banking centers.

  The Company also completed a limited number of other operational workforce reductions in the quarter, including the closure of two commercial lending locations. These reductions resulted in the recognition of $327,000 in severance costs related to 27 employees along with $163,000 in remaining lease expense associated with the loan production office.

  The $2.1 million of expenses outlined above are included in the Consolidated Statements of Income under “Noninterest Expense – Net Occupancy and Equipment Expense” and “Noninterest Expenses – Salaries and employee benefits,” respectively.

Selected Financial Data:

	Three Months Ended
	June 30,	June 30,	March 31,
	2026	2025	2026
	(Dollars in thousands, except per share data)

Net interest income	$49,493	$50,963	$48,328
Provision (credit) for credit losses on loans and unfunded commitments	8	(110)	(931)
Non-interest income	7,375	8,212	7,029
Non-interest expense	38,222	35,005	34,792
Provision for income taxes	2,843	4,494	4,020

Net income	$15,795	$19,786	$17,476

Earnings per diluted common share	$1.43	$1.72	$1.58

Joseph W. Turner, President and CEO of Great Southern, commented: "Our second quarter performance reflects continued strong results within our core banking franchise. Throughout the quarter, we remained focused on the fundamentals that have consistently guided our long-term success, including sound credit underwriting, thoughtful balance sheet management, and prudent expense control. We reported preliminary net income of $15.8 million, or $1.43 per diluted common share, for the second quarter of 2026, compared to $19.8 million, or $1.72 per diluted common share, for the second quarter of 2025. As outlined above, our second quarter results were inclusive of one-time expenses associated with branch consolidation and workforce reduction initiatives. For the six months ended June 30, 2026, preliminary net income totaled $33.3 million, or $2.99 per diluted common share, compared to $36.9 million, or $3.18 per diluted common share, in the first half of 2025.”

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Turner noted, "Net interest income remained strong in the quarter, a result of prudent asset-liability management and disciplined pricing on earning assets and funding sources. Our net interest margin was 3.76% in the quarter, compared to 3.68% in the second quarter of 2025. Our pricing discipline helped mitigate the absence of $2.0 million in quarterly interest income recorded in the prior year period from a previously terminated interest rate swap, as well as lower earning assets, given the loan balance decline in the second quarter of 2026. Though our prioritization of net interest income will remain, credit and pricing discipline may temper near-term earnings given our focus on long-term stockholder returns.”

Turner continued, “Turning to our balance sheet, and as discussed in the prior quarter, period-to-period loan trends are influenced significantly by loan repayments from our borrowers. Elevated payoff activity in the second quarter of 2026 led to a $148.9 million decline in loan balances, compared to balances at the end of the 2026 first quarter. Despite the increased payoff volume, we remain committed to an origination strategy anchored by conservative credit and underwriting standards. As it relates to funding, we were pleased to see continued expansion within our core non-interest-bearing checking portfolios, reflecting the strength of our long-standing customer relationships. Additionally, as total earning assets moderated during the quarter, we were able to reduce higher-cost wholesale funding. These actions supported the level of our net interest margin while preserving our balance sheet flexibility.”

Turner added, "Asset quality remained very strong through the first half of 2026. Total non-performing assets were $9.4 million, or 0.17% of total assets, as of June 30, 2026. Included in this total is a $1.8 million multi-family loan transferred to foreclosed assets in the quarter. This loan experienced idiosyncratic issues which resulted in a $909,000 charge off upon its transfer to foreclosed assets.

Turner further commented, "As outlined above, we announced the consolidation of nine banking centers into other nearby locations along with the elimination of 66 positions across various divisions in the Company. Though these decisions resulted in the realization of several non-recurring expenses in the second quarter of 2026, we’re confident they will allow for better alignment with our customer base and improved returns for our stockholders, going forward. We expect the operational efficiencies created by these actions, the impact of which should begin to be realized in the fourth quarter of 2026, will produce an increase in annual pre-tax income of over $2 million.”

"Great Southern enters the second half of 2026 in a strong position, with robust capital and liquidity levels and a prudent balance sheet posture. As of June 30, 2026, tangible common equity was 11.47% of tangible assets and book value per common share increased to $58.95. Looking ahead, we remain focused on protecting asset quality, executing thoughtful operational improvements, and building long-term value for our stockholders," Turner concluded.

NET INTEREST INCOME

	Three Months Ended
	June 30,	June 30,	March 31,
	2026	2025	2026
	(Dollars in thousands)
Interest Income	$72,461	$80,975	$71,165
Interest Expense	22,968	30,012	22,837
Net Interest Income	$49,493	$50,963	$48,328

Net interest margin	3.76%	3.68%	3.71%
Average interest-earning assets to average interest-bearing liabilities	129.9%	126.9%	128.8%

3

Net interest income for the second quarter of 2026 decreased $1.5 million (2.9%) to $49.5 million, compared to $51.0 million for the second quarter of 2025. This decrease was driven primarily by the $2.0 million net reduction in quarterly interest income associated with a previously terminated interest rate swap (income recognition ended on October 6, 2025). Additionally, compared to the year-ago quarter, interest income declined due to lower loan balances and lower market rates, which primarily impacted the interest rates on existing variable-rate loans and newly originated fixed-rate loans. Mostly offsetting the decrease in interest income was reduced interest expense, due to the strategic management of maturing/repricing brokered deposits and interest-bearing demand deposits. Also, there was no interest expense on subordinated notes in the quarter ended June 30, 2026, as those notes were redeemed in June 2025. Annualized net interest margin was 3.76% in the second quarter of 2026, compared to 3.68% in the same period of 2025 and 3.71% in the first quarter of 2026. The average interest rate spread was 3.24% for the three months ended June 30, 2026, compared to 3.09% for the three months ended June 30, 2025 and 3.20% for the three months ended March 31, 2026.

The average yield on total interest-earning assets decreased from 5.84% in the 2025 second quarter to 5.51% in the 2026 second quarter, with the average yield on loans decreasing 37 basis points, the average yield on investment securities increasing two basis points and the average yield on other interest earning assets (primarily funds held at the Federal Reserve Bank) decreasing 80 basis points. The average rate paid on total interest-bearing liabilities decreased from 2.75% in the 2025 second quarter to 2.27% in the 2026 second quarter, with the average rate paid on interest-bearing demand and savings deposits, time deposits and brokered deposits decreasing 22 basis points, 53 basis points and 61 basis points, respectively. The average rate paid on short-term borrowings decreased 67 basis points.

Market interest rates, primarily the federal funds rate and SOFR rates, declined in the fourth quarter of 2025, and remained lower through the first half of 2026. There were no federal funds rate cuts in the first half of 2026, but there were federal funds rate cuts in September, October, and December of 2025, totaling 75 basis points. This market rate decline reduced the average yield on loans, though the impact was tempered as cash flows from lower-rate fixed rate loans originated a few years ago were deployed into residential and commercial real estate loans with comparably higher rates of interest. The decline in market interest rates also resulted in lower average rates paid on deposits and borrowings, compared to the prior-year second quarter and the first quarter of 2026.

To mitigate exposure to the risk of fluctuations in future cash flows resulting from changes in interest rates (primarily related to falling interest rates), the Company has strategically utilized derivative financial instruments - primarily interest rate swaps - as part of its interest rate risk management strategy.

The following table presents, for the periods indicated, the effect of cash flow hedge accounting included in interest income in the consolidated statements of income:

	Three Months Ended
	June 30,	June 30,	March 31,
	2026	2025	2026
	(In thousands)
Terminated interest rate swaps	$—	$2,025	$—
Active interest rate swaps	(1,022)	(1,757)	(1,031)
Increase (decrease) to interest income	$(1,022)	$268	$(1,031)

The Company entered into an interest rate swap in October 2018, which was terminated in March 2020. Upon termination, the Company received $45.9 million, inclusive of accrued but unpaid interest, from its swap counterparty. The net amount, after deducting accrued interest and deferred income taxes, was accreted to interest income on loans monthly until the originally scheduled termination date of October 6, 2025. With this date having passed, the Company no longer has the benefit of that income from the terminated swap. At June 30, 2026, the Company had two active interest rate swaps with a combined notional amount of $400 million. These swaps resulted in a reduction of interest income of $1.0 million and $1.8 million in the three months ended June 30, 2026 and 2025, respectively.

4

Market rates for time deposits for much of 2024 were elevated but have declined as the FOMC cut the federal funds rate by 100 basis points in late 2024, 25 basis points in the third quarter of 2025 and 50 basis points in the fourth quarter of 2025. As of June 30, 2026, time deposit maturities (including brokered time deposits) over the next 12 months were as follows: within three months — $630.7 million, with a weighted-average rate of 3.38%; within three to six months — $263.2 million, with a weighted-average rate of 3.10%; and within six to twelve months — $25.5 million, with a weighted-average rate of 1.40%. Based on time deposit market rates in June 2026, overall average replacement rates for maturing time deposits originated through our retail branch system are likely to be approximately 2.70 - 3.20%, depending on term. Brokered time deposit rates were generally at or above 3.90% at the end of June 2026.

NON-INTEREST INCOME

For the quarter ended June 30, 2026, non-interest income decreased $837,000, to $7.4 million, when compared to the quarter ended June 30, 2025, primarily as a result of the following items:

  Other income: Other income decreased $897,000 compared to the prior-year second quarter. In the second quarter of 2025, the Company recorded income of $1.1 million related to exits from, and other activities of, its investments in tax credit partnerships, which was not repeated in the current quarter.

  Commissions: Commission income increased $230,000 compared to the prior-year second quarter. The increase was due to annuity sales that were approximately 94% higher in the 2026 period compared to the 2025 period. Yields on these products have been attractive to many of our customers.

NON-INTEREST EXPENSE

For the quarter ended June 30, 2026, non-interest expense increased $3.2 million, to $38.2 million, when compared to the quarter ended June 30, 2025, primarily as a result of the following items:

  Net occupancy and equipment expenses: Net occupancy and equipment expenses increased $2.2 million, or 26.7%, from the prior-year second quarter. In June 2026, the Company decided to consolidate operations of nine banking centers into other nearby Great Southern banking center locations and close one leased facility which served as the Company’s Omaha, Neb. loan production office. The Company evaluated the carrying value of the affected owned premises (totaling approximately $12.6 million) to determine if any impairment of the value of these premises was warranted and recorded a valuation allowance of $1.4 million related to certain affected premises, furniture, fixtures and equipment of the owned locations at June 30, 2026. During the three months ended June 30, 2026, the Company also recorded expenses totaling $163,000 related to contractual future lease payments for the Omaha leased lending facility. For additional information on these consolidations, see “Business Initiatives” below.

  Additionally, various components of computer license and support expenses, related to upgrades of core systems capabilities and disaster recovery site, collectively increased by $333,000 in the second quarter of 2026 compared to the second quarter of 2025.

  Salaries and employee benefits: Salaries and employee benefits increased $686,000, or 3.4%, from the prior-year second quarter. The increase was primarily due to the Company recording $561,000 in expenses related to severance pay for employees affected by the consolidations in banking centers and other operational areas. See “Business Initiatives” below.

The Company’s efficiency ratio for the quarter ended June 30, 2026, was 67.21% compared to 59.16% for the same quarter in 2025. The Company’s ratio of non-interest expense to average assets was 2.72% for the three months ended June 30, 2026, compared to 2.37% for the three months ended June 30, 2025. These increased percentages were largely due to the one-time expenses previously discussed. Average assets for the three months ended June 30, 2026, decreased $298.6 million, or 5.0%, compared to the three months ended June 30, 2025, primarily due to the decline in the average balance of net loans.

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INCOME TAXES

For the three months ended June 30, 2026 and 2025, the Company's effective tax rate was 15.3% and 18.5%, respectively. For the six months ended June 30, 2026 and 2025, the Company's effective tax rate was 17.1% and 19.2%, respectively. These effective rates were below the statutory federal tax rate of 21.0%, due primarily to the utilization of certain investment tax credits and the Company’s tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate. The effective rates in the 2026 periods also decreased due to a higher-than-normal level of deductions related to the significant amount of stock option exercises by the Company’s employees. The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits, the level of tax-exempt investments and loans, the amount of taxable income in various state jurisdictions and the overall level of pre-tax income. State tax expense estimates continually evolve as taxable income and apportionment between states are analyzed. The Company currently expects its effective tax rate (combined federal and state) will be approximately 18.0% to 19.5% in future periods.

CAPITAL

	June 30,	December 31,	March 31,
	2026	2025	2026
Consolidated Regulatory Capital Ratios	(Preliminary)
Tier 1 Leverage Ratio	12.4%	12.2%	12.2%
Common Equity Tier 1 Capital Ratio	14.0%	13.6%	13.5%
Tier 1 Capital Ratio	14.6%	14.1%	14.0%
Total Capital Ratio	15.8%	15.3%	15.2%
Tangible Common Equity Ratio	11.5%	11.2%	11.0%

As of June 30, 2026, total stockholders’ equity was $641.6 million, representing 11.6% of total assets and a book value of $58.95 per common share. This compares to total stockholders’ equity of $636.1 million, or 11.4% of total assets, and a book value of $57.50 per common share at December 31, 2025. The $5.5 million increase in stockholders’ equity from December 31, 2025, was primarily driven by $33.3 million in net income and an $11.9 million increase from stock option exercises, partially offset by $9.4 million in cash dividends declared on the Company’s common stock, $24.8 million in common stock repurchases, and an increase in unrealized losses on investments and interest rate swaps. The increased unrealized losses on the Company’s available-for-sale investment securities and interest rate swaps, which totaled $37.7 million and $32.2 million (net of taxes) at June 30, 2026 and December 31, 2025, respectively, decreased stockholders’ equity by $5.5 million during the six months ended June 30, 2026. These net unrealized losses primarily resulted from increased intermediate-term market interest rates, which generally decreased the fair value of the investment securities and interest rate swaps. In 2026, market interest rates and interest rate expectations for future periods decreased early in the first quarter before increasing significantly since March to levels higher than those at December 31, 2025, ultimately resulting in decreases in the fair value of the Company’s investment securities and interest rate swaps during the six months ended June 30, 2026.

The Company had unrealized losses on its portfolio of held-to-maturity investment securities, which totaled $17.4 million and $16.6 million at June 30, 2026 and December 31, 2025, respectively, that were not included in its total capital balance. If unrealized losses on held-to-maturity securities were included in capital (net of taxes) at June 30, 2026 and December 31, 2025, they would have decreased total stockholder’s equity at those dates by $13.1 million and $12.5 million, respectively. These amounts were equal to 2.0% of total stockholders’ equity of $641.6 million at June 30, 2026 and $636.1 million at December 31, 2025.

In April 2025, the Company’s Board of Directors authorized the purchase, from time to time, of up to one million additional shares of the Company’s common stock. As of June 30, 2026, approximately 304,000 shares remained available under this stock repurchase authorization.

During the three months ended June 30, 2026, the Company repurchased 114,624 shares of its common stock at an average price of $68.39, and the Company’s Board of Directors declared a regular quarterly cash dividend of $0.43 per common share, which, combined, reduced stockholders’ equity by $12.5 million. During the three months ended June 30, 2026, the Company experienced stock option exercises of 125,221 shares of its common stock at an average price of $54.17, which increased stockholders’ equity by $7.3 million.

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During the six months ended June 30, 2026, the Company repurchased 383,288 shares of its common stock at an average price of $64.29, and the Company’s Board of Directors declared regular quarterly cash dividends totaling $0.86 per common share, which, combined, reduced stockholders’ equity by $34.1 million. During the six months ended June 30, 2026, the Company experienced stock option exercises of 205,480 shares of its common stock at an average price of $52.89, which increased stockholders’ equity by $11.9 million.

LIQUIDITY AND DEPOSITS

Liquidity is a measure of the Company’s ability to generate sufficient cash to meet present and future financial obligations in a timely manner. The Company’s primary sources of funds are customer deposits, FHLBank advances, other borrowings, loan repayments, unpledged securities, proceeds from sales of loans and available-for-sale securities and funds provided from operations. The Company utilizes some or all of these sources of funds depending on the comparative costs and availability at the time. The Company has, from time to time, chosen not to pay rates on deposits as high as the rates paid by certain of its competitors and, at management’s discretion, supplements deposits with alternative sources of funds. Management believes that the Company maintains overall liquidity sufficient to satisfy its depositors’ requirements and meet its borrowers’ credit needs.

At June 30, 2026, the Company had the following available secured lines and on-balance sheet liquidity:

June 30, 2026
Federal Home Loan Bank line	$1,234.0 million
Federal Reserve Bank line	319.6 million
Cash and cash equivalents	180.0 million
Unpledged securities – Available-for-sale	339.9 million
Unpledged securities – Held-to-maturity	23.4 million

During the six months ended June 30, 2026, the Company’s total deposits decreased $180.7 million. Interest-bearing checking balances decreased $91.8 million (4.0%), primarily in certain money market accounts, and non-interest-bearing checking balances increased $35.9 million (4.3%). Time deposits generated through the Company’s banking center and corporate services networks decreased $36.9 million (5.4%). Brokered deposits, obtained through a variety of sources, decreased $87.8 million (13.2%). As total assets (primarily loans receivable) decreased, the Company elected not to replace some of its maturing brokered deposits. Most of this deposit decrease occurred in the second quarter of 2026, as total deposits decreased $143.1 million in the three months ended June 30, 2026.

At June 30, 2026, the Company had the following deposit balances:

June 30, 2026
Interest-bearing checking	$2,197.6 million
Non-interest-bearing checking	877.4 million
Time deposits	651.5 million
Brokered deposits	575.6 million

At June 30, 2026, the Company estimated that its uninsured deposits, excluding deposit accounts of the Company’s consolidated subsidiaries, were approximately $665.6 million (15.5% of total deposits).

LOANS

Total net loans, excluding mortgage loans held for sale, decreased $49.1 million, or 1.1%, from $4.36 billion at December 31, 2025 to $4.31 billion at June 30, 2026. This decrease was primarily driven by decreases in commercial real estate loans of $73.3 million and other residential (multi-family) loans of $39.9 million, partially offset by an increase in construction loans of $53.2 million. Compared to March 31, 2026, net loans decreased $148.9 million.

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The pipeline of the unfunded portion of loans and formal loan commitments remained strong, with the largest portion of these unfunded balances consisting of the unfunded portion of outstanding construction loans ($531.5 million at June 30, 2026). See the table below.

For additional details about the Company’s loan portfolio, please refer to the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	June 30, 2026	March 31, 2026	December 31, 2025	December 31, 2024	December 31, 2023
Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$214,597	$214,107	$208,229	$205,599	$203,964
Secured by real estate (not one- to four-family)	—	—	—	—	—
Not secured by real estate – commercial business	106,290	106,024	114,568	106,621	82,435

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	116,195	119,231	112,684	94,501	101,545
Secured by real estate (not one-to four-family)	531,842	530,756	624,025	703,947	719,039

Loan commitments not closed
Secured by real estate (one-to four-family)	22,937	19,194	14,113	14,373	12,347
Secured by real estate (not one-to four-family)	49,139	24,053	19,412	53,660	48,153
Not secured by real estate – commercial business	33,940	35,762	38,262	22,884	11,763

	$1,074,940	$1,049,127	$1,131,293	$1,201,585	$1,179,246

PROVISION FOR CREDIT LOSSES AND ALLOWANCE FOR CREDIT LOSSES

During both the three months and six months ended June 30, 2026 and 2025, the Company did not record a provision expense on its portfolio of outstanding loans. Total net charge offs were $819,000 for the three months ended June 30, 2026, compared to total net recoveries of $111,000 during the same period in the prior year. Total net charge offs were $806,000 for the six months ended June 30, 2026, compared to total net recoveries of $55,000 during the same period in the prior year. During the quarter ended June 30, 2026, the Company recorded a provision for losses on unfunded commitments of $8,000, compared to a negative provision for losses on unfunded commitments of $110,000 for the same period in 2025. For the six months ended June 30, 2026, the Company recorded a negative provision for losses on unfunded commitments of $923,000, compared to a negative provision for losses on unfunded commitments of $458,000 for the same period in 2025.

The Bank’s allowance for credit losses as a percentage of total loans was 1.46% at both June 30, 2026 and December 31, 2025, compared to 1.43% at March 31, 2026. Management considers the allowance for credit losses adequate to cover losses inherent in the Bank’s loan portfolio at June 30, 2026, based on recent reviews of the portfolio and current economic conditions. However, if challenging economic conditions persist or worsen, or if management’s assessment of the loan portfolio changes, additional provisions for credit losses may be required, which could adversely impact the Company’s future financial performance.

ASSET QUALITY

At June 30, 2026, non-performing assets were $9.4 million, an increase of $1.3 million from $8.1 million at December 31, 2025, and a decrease of $676,000 compared to March 31, 2026. Non-performing assets as a percentage of total assets were 0.17% at June 30, 2026, compared to 0.15% at December 31, 2025.

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Activity in the non-performing loan categories during the quarter ended June 30, 2026, was as follows:

	Beginning Balance, April 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, June 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	703	368	—	—	—	—	(81)	990
Other residential (multi-family)	2,725	—	—	—	(1,807)	(909)	(9)	—
Commercial real estate	—	—	—	—	—	—	—	—
Commercial business	—	36	—	—	—	—	—	36
Consumer	26	—	—	—	—	(17)	(2)	7
Total non-performing loans	$3,454	$404	$—	$—	$(1,807)	$(926)	$(92)	$1,033

  Compared to March 31, 2026, non-performing loans decreased $2.4 million.
  The non-performing one- to four-family residential category consisted of seven loans at June 30, 2026, three of which were added during the current quarter.
  The largest relationship in the one- to four-family residential category totaled $386,000 at June 30, 2026. This relationship was added to non-performing loans in 2024 and is collateralized by a single-family residential property in southern Iowa.
  During the three months ended June 30, 2026, a single loan totaling $1.8 million ($2.7 million at March 31, 2026) which had been collateralized by an apartment in eastern Iowa was transferred from the non-performing other residential (multi-family) category to foreclosed assets. Upon transfer to foreclosed assets the Company recorded a loan charge-off of $909,000 on the property, based upon an updated independent appraisal of the asset.

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Activity in the potential problem loans categories during the quarter ended June 30, 2026, was as follows:

	Beginning Balance, April 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Loan Advances (Payments)	Ending Balance, June 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	943	25	—	—	—	—	(112)	856
Other residential (multi-family)	—	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—	—	—
Commercial business	14	—	—	—	—	—	(2)	12
Consumer	281	47	—	—	(5)	(7)	(27)	289
Total potential problem loans	$1,238	$72	$—	$—	$(5)	$(7)	$(141)	$1,157

  Compared to March 31, 2026, potential problem loans decreased $81,000.
  At June 30, 2026, the one- to four-family residential category consisted of 12 loans, one of which was added to potential problem loans during the current quarter.
  The largest relationship in the one- to four-family category totaled $256,000 and was added in the third quarter of 2025. This relationship is collateralized by a single-family residential property in the St. Louis area.
  At June 30, 2026, the consumer category of potential problem loans consisted of 18 loans, five of which were added during the current quarter.

Activity in the foreclosed assets and repossessions categories during the quarter ended June 30, 2026 was as follows:

	Beginning Balance, April 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, June 30
	(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—
Land development	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
One- to four-family residential	643	—	(643)	—	—	—
Other residential (multi-family)	—	1,807	—	—	—	1,807
Commercial real estate	5,960	—	—	582	—	6,542
Commercial business	—	—	—	—	—	—
Consumer	12	12	(13)	—	—	11
Total foreclosed assets and repossessions	$6,615	$1,819	$(656)	$582	$—	$8,360

  Compared to March 31, 2026, foreclosed assets increased $1.8 million.
  The largest asset in the commercial real estate category, totaling $6.5 million, consisted of an office building located in Clayton, Mo. This asset was foreclosed upon in the fourth quarter of 2024. In the three months ended June 30, 2026, the Company capitalized $582,000 in improvements to the property. As mentioned in previous filings, the Company reported that it expected such improvements to ultimately cost approximately $3 million and take several months to complete. It is expected that such additional costs will be incurred and capitalized on this asset throughout the remainder of 2026. The majority of this expenditure represents the addition of fire suppression sprinklers throughout the building and other significant improvements. Based on an independent valuation (which utilized sales and current market rents in the area for similarly improved buildings), Bank management does not currently anticipate any loss on this asset and decided to move forward with implementing these improvements.
  At June 30, 2026, the other residential (multi-family) category, totaling $1.8 million, consisted of one relationship that was transferred from non-performing loans in the current quarter. This asset, mentioned above in the non-performing loans discussion, consisted of an apartment complex in eastern Iowa. The borrower was no longer in compliance with their loan agreement and, ultimately, the property was placed into foreclosure. The Company expects that it will make significant repairs and improvements to this property. Such improvements are expected to cost approximately $800,000 and take several months to complete. The Company expects to capitalize these expenditures, and these costs were contemplated as part of the charge-off analysis when the asset was transferred to foreclosed assets.
  The one- to four-family residential category of foreclosed assets previously included one property consisting of a condominium in the Sarasota, Fla. area, which was added during the three months ended March 31, 2026. This property was sold in the three months ended June 30, 2026, with the Company realizing a small gain on the sale.

BUSINESS INITIATIVES

The Company maintains its focus on technology initiatives and advancements with its current core provider and key partners. These investments in both foundational projects and a heightened customer experience continue to foster an organizational emphasis on innovation and forward progress.

Great Southern launched a partnership with Greenlight, a debit card and financial learning app for kids and teens, in April 2026. The partnership offers a free Greenlight membership to Great Southern customers and is part of the Company’s ongoing efforts to expand both technology and family banking offerings.

Also in April, the Company’s fully redesigned website www.GreatSouthernBank.com, launched. The website, representative of Great Southern’s continued technology investments, offers customers and interested parties an improved online experience with up-to-date content, improved navigation, easier access to financial education information and more.

10

In June 2026 the Company decided, as part of its regular operational reviews, to consolidate nine banking centers into other Great Southern locations and eliminate a total of 66 positions across various Company divisions, including those at the impacted banking centers. These decisions were part of routine business maintenance as the organization evaluated products, services and workforce to align with changing market dynamics. Of the nine consolidating banking centers, one is in Arkansas, one is in Kansas, two are in Iowa and five are in Missouri (three in the Springfield metro area). Affected banking centers will close October 1, except for the Arkansas location, which will close September 25. All other consolidated staff positions outside of the banking centers have an effective date of September 30. As a result of these planned consolidations, certain expenses were required to be recorded in the 2026 second quarter financial statements. A list of the affected banking center locations is available on our website www.GreatSouthernBank.com.

The banking center consolidations and the workforce reductions are expected to result in approximately $2.3 - $2.7 million in annual pre-tax income improvement, beginning in the fourth quarter of 2026. This estimate incorporates compensation, facility and other non-interest expense savings, expected to be $4.4 - $4.8 million annually. This expense savings is expected to be partially offset by a projected amount of customer deposit attrition over time related to the branch closures, resulting in additional interest expense on alternative funding sources along with reduced non-interest income generated from these deposit accounts. If deposit account attrition is ultimately greater than our estimates, it may negatively impact our anticipated annual pre-tax income improvement. At June 30, 2026, total demand deposits at the nine banking centers were approximately $170 million and retail CD balances were approximately $25 million.

Also, as part of the organizational evaluation of products and services, Great Southern continues to expand its Live Teller ATM network with four new locations, including its first installations in the Des Moines, Iowa, market and a new Great Southern Express-branded location in Ozark, Mo.

The banking center located at 3839 Indian Hills Dr. in Sioux City, Iowa, temporarily closed July 3, 2026, for a complete remodel. This reinvestment will bring a fully refreshed banking center to the Bank’s Sioux City customers, including updated and brightened interiors, updated technology, and the installation of a drive-thru Live Teller ATM offering extended banking hours for customer convenience. During the temporary closure, customers are served by six additional banking centers in the greater Sioux City area, and 15 ATM locations.

Earnings Conference Call

The Company will host a conference call on Thursday, July 16, 2026, at 2:00 p.m. Central Time to discuss second quarter 2026 preliminary earnings. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com. Participants may register for the call at https://register-conf.media-server.com/register/BI1519b65fe3df412abf1fe40dfe95c397.

About Great Southern Bancorp, Inc.

Headquartered in Springfield, Missouri, Great Southern offers a broad range of banking services to customers. The Company currently operates 87 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta, Charlotte, Chicago, Dallas, Denver, Omaha, and Phoenix. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol “GSBC.”

www.GreatSouthernBank.com

11

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by the Company with or to the Securities and Exchange Commission (the “SEC”), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “might,” “could,” “should,” "will likely result," "are expected to," "will continue," "is anticipated," “believe,” "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company. The Company’s ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and the Company’s actual results could differ materially from those contained in the forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to: (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) the effects of any new or continuing public health issues on general economic and financial market conditions; (iv) fluctuations in interest rates, the effects of inflation or a potential recession, whether caused by Federal Reserve actions or otherwise; (v) the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; (vi) slower or negative economic growth caused by tariffs, changes in energy prices, supply chain disruptions or other factors; (vii) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; (viii) the possibility of realized or unrealized losses on securities held in the Company's investment portfolio; (ix) the Company's ability to access cost-effective funding and maintain sufficient liquidity; (x) fluctuations in real estate values and both residential and commercial real estate market conditions; (xi) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (xii) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xiii) legislative or regulatory changes that adversely affect the Company's business; (xiv) changes in accounting policies and practices or accounting standards; (xv) results of examinations of the Company and the Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for credit losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xvi) costs and effects of litigation, including settlements and judgments; (xvii) competition; and (xviii) natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates. The Company wishes to advise readers that the factors listed above and other risks described in the Company’s most recent Annual Report on Form 10-K, including, without limitation, those described under “Item 1A. Risk Factors,” subsequent Quarterly Reports on Form 10-Q and other documents filed or furnished from time to time by the Company with the SEC (which are available on our website at www.greatsouthernbank.com and the SEC’s website at www.sec.gov), could affect the Company's financial performance and cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

12

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated. Financial data at all dates other than December 31, 2025, and for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accrual adjustments, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included. The results of operations and other data for the three and six months ended June 30, 2026 and 2025, and the three months ended March 31, 2026, are not necessarily indicative of the results of operations which may be expected for any future period.

	June 30,	December 31,
	2026	2025
	(In thousands)
Selected Financial Condition Data:
Total assets	$5,522,824	$5,598,606
Loans receivable, gross	4,377,132	4,427,678
Allowance for credit losses	63,965	64,771
Other real estate owned, net	8,360	6,036
Available-for-sale securities, at fair value	503,795	523,831
Held-to-maturity securities, at amortized cost	175,264	179,200
Deposits	4,302,067	4,482,774
Total borrowings	511,247	405,169
Total stockholders’ equity	641,597	636,126
Non-performing assets	9,393	8,130

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2026	2025	2026	2025	2026
	(In thousands)
Selected Operating Data:
Interest income	$72,461	$80,975	$143,626	$161,218	$71,165
Interest expense	22,968	30,012	45,805	60,921	22,837
Net interest income	49,493	50,963	97,821	100,297	48,328
Provision (credit) for credit losses on loans and unfunded commitments	8	(110)	(923)	(458)	(931)
Non-interest income	7,375	8,212	14,404	14,802	7,029
Non-interest expense	38,222	35,005	73,014	69,827	34,792
Provision for income taxes	2,843	4,494	6,863	8,784	4,020
Net income	$15,795	$19,786	$33,271	$36,946	$17,476

	At or For the Three Months Ended		At or For the Six Months Ended		At or For the Three Months Ended
	June 30,		June 30,		March 31,
	2026	2025	2026	2025	2026
	(Dollars in thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$1.43	$1.72	$2.99	$3.18	$1.58
Book value	$58.95	$54.61	$58.95	$54.61	$58.27

Earnings Performance Ratios:
Annualized return on average assets	1.12%	1.34%	1.18%	1.24%	1.24%
Annualized return on average common stockholders’ equity	9.83%	12.81%	10.34%	12.06%	10.85%
Net interest margin	3.76%	3.68%	3.74%	3.63%	3.71%
Average interest rate spread	3.24%	3.09%	3.22%	3.05%	3.20%
Efficiency ratio	67.21%	59.16%	65.06%	60.67%	62.85%
Non-interest expense to average total assets	2.72%	2.37%	2.60%	2.35%	2.47%

Asset Quality Ratios:
Allowance for credit losses to period-end loans	1.46%	1.41%	1.46%	1.41%	1.43%
Non-performing assets to period-end assets	0.17%	0.14%	0.17%	0.14%	0.18%
Non-performing loans to period-end loans	0.02%	0.04%	0.02%	0.04%	0.08%
Annualized net charge-offs (recoveries) to average loans	0.07%	(0.01)%	0.04%	0.00%	0.00%

13

Great Southern Bancorp, Inc. and Subsidiaries Consolidated Statements of Financial Condition (In thousands, except number of shares)
	June 30, 2026	December 31, 2025	March 31, 2026

Assets
Cash	$97,200	$109,833	$101,405
Interest-bearing deposits in other financial institutions	82,781	79,721	85,999
Cash and cash equivalents	179,981	189,554	187,404

Available-for-sale securities	503,795	523,831	513,846
Held-to-maturity securities	175,264	179,200	177,594
Mortgage loans held for sale	7,868	6,838	6,823
Loans receivable, net of allowance for credit losses of $63,965 – June 2026; $64,771 – December 2025; $64,784 – March 2026	4,307,712	4,356,853	4,456,639
Interest receivable	18,467	18,068	19,716
Prepaid expenses and other assets	123,005	128,615	124,023
Other real estate owned and repossessions, net	8,360	6,036	6,615
Premises and equipment, net	132,838	133,257	132,113
Goodwill and other intangible assets	9,444	9,660	9,552
Federal Home Loan Bank stock and other interest-earning assets	27,414	20,079	27,720
Current and deferred income taxes	28,676	26,615	25,277

Total Assets	$5,522,824	$5,598,606	$5,687,322

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,302,067	$4,482,774	$4,445,161
Securities sold under reverse repurchase agreements with customers	39,913	48,467	37,198
Short-term borrowings	445,560	330,928	470,660
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Accrued interest payable	3,080	3,612	3,250
Advances from borrowers for taxes and insurance	10,283	5,781	9,021
Accounts payable and accrued expenses	46,925	56,596	55,011
Liability for unfunded commitments	7,625	8,548	7,617
Total Liabilities	4,881,227	4,962,480	5,053,692

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding June 2026, December 2025 and March 2026 -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding June 2026 – 10,884,444 shares; December 2025 – 11,062,252 shares; March 2026 – 10,873,847 shares	83	111	83
Additional paid-in capital	59,278	54,120	56,126
Retained earnings	619,960	614,095	612,570
Accumulated other comprehensive loss	(37,724)	(32,200)	(35,149)
Total Stockholders’ Equity	641,597	636,126	633,630

Total Liabilities and Stockholders’ Equity	$5,522,824	$5,598,606	$5,687,322

14

Great Southern Bancorp, Inc. and Subsidiaries Consolidated Statements of Income (In thousands, except per share data)
	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2026	2025	2026	2025	2026
Interest Income
Loans	$65,686	$73,830	$130,346	$146,901	$64,660
Investment securities and other	6,775	7,145	13,280	14,317	6,505
	72,461	80,975	143,626	161,218	71,165
Interest Expense
Deposits	17,861	24,368	36,198	48,968	18,337
Securities sold under reverse repurchase agreements	133	372	229	743	96
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	4,620	3,974	8,682	8,424	4,062
Subordinated debentures issued to capital trust	354	389	696	771	342
Subordinated notes	—	909	—	2,015	—
	22,968	30,012	45,805	60,921	22,837

Net Interest Income	49,493	50,963	97,821	100,297	48,328
Provision for Credit Losses on Loans	—	—	—	—	—
Provision (Credit) for Unfunded Commitments	8	(110)	(923)	(458)	(931)
Net Interest Income After Provision for Credit Losses and Provision (Credit) for Unfunded Commitments	49,485	51,073	98,744	100,755	49,259

Non-interest Income
Commissions	641	411	1,256	673	615
Overdraft and Insufficient funds fees	1,248	1,266	2,479	2,481	1,231
POS and ATM fee income and service charges	3,392	3,444	6,493	6,678	3,101
Net gains on loan sales	795	893	1,514	1,494	719
Late charges and fees on loans	305	340	441	583	136
Gain (loss) on derivative interest rate products	5	(28)	3	(52)	(2)
Other income	989	1,886	2,218	2,945	1,229
	7,375	8,212	14,404	14,802	7,029

Non-interest Expense
Salaries and employee benefits	20,691	20,005	40,762	40,134	20,071
Net occupancy and equipment expense	10,683	8,435	19,547	16,968	8,864
Postage	889	825	1,814	1,756	925
Insurance	1,099	1,095	2,171	2,260	1,072
Advertising	836	705	1,208	995	372
Office supplies and printing	197	238	419	504	222
Telephone	705	705	1,390	1,411	685
Legal, audit and other professional fees	967	929	1,657	1,967	690
Expense (income) on other real estate and repossessions	(85)	(168)	(31)	(238)	54
Intangible asset amortization	108	108	216	216	108
Other operating expenses	2,132	2,128	3,861	3,854	1,729
	38,222	35,005	73,014	69,827	34,792

Income Before Income Taxes	18,638	24,280	40,134	45,730	21,496
Provision for Income Taxes	2,843	4,494	6,863	8,784	4,020

Net Income	$15,795	$19,786	$33,271	$36,946	$17,476

Earnings Per Common Share
Basic	$1.45	$1.73	$3.04	$3.20	$1.59
Diluted	$1.43	$1.72	$2.99	$3.18	$1.58

Dividends Declared Per Common Share	$0.43	$0.40	$0.86	$0.80	$0.43

15

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of nonaccrual loans for each period. Interest income on loans includes interest received on nonaccrual loans on a cash basis. Interest income on loans also includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Net fees included in interest income were $1.2 million and $1.1 million for the three months ended June 30, 2026 and 2025, respectively. Net fees included in interest income were $2.0 million and $2.1 million for the six months ended June 30, 2026 and 2025, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	June 30, 2026	Three Months Ended June 30, 2026			Three Months Ended June 30, 2025
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.39%	$785,845	$8,611	4.40%	$822,283	$8,750	4.27%
Other residential	6.23	1,319,178	20,688	6.29	1,565,447	27,281	6.99
Commercial real estate	6.02	1,538,995	23,199	6.05	1,489,015	23,082	6.22
Construction	6.21	469,176	7,433	6.35	480,254	8,617	7.20
Commercial business	5.81	178,472	3,023	6.79	208,119	3,517	6.78
Other loans	6.21	181,982	2,732	6.02	167,548	2,583	6.18

Total loans receivable	5.80	4,473,648	65,686	5.89	4,732,666	73,830	6.26

Investment securities	3.22	709,009	5,977	3.38	727,336	6,099	3.36
Other interest-earning assets	3.63	91,392	798	3.50	97,463	1,046	4.30

Total interest-earning assets	5.43	5,274,049	72,461	5.51	5,557,465	80,975	5.84
Non-interest-earning assets:
Cash and cash equivalents		94,498			100,289
Other non-earning assets		247,571			256,923
Total assets		$5,616,118			$5,914,677

Interest-bearing liabilities:
Interest-bearing demand and savings	1.19	$2,182,530	6,423	1.18	$2,225,933	7,791	1.40
Time deposits	2.95	659,741	4,802	2.92	757,608	6,521	3.45
Brokered deposits	3.83	684,484	6,636	3.89	895,340	10,056	4.50
Total deposits	1.97	3,526,755	17,861	2.03	3,878,881	24,368	2.52
Securities sold under reverse repurchase agreements	1.55	34,900	133	1.53	65,607	372	2.27
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	3.97	472,564	4,620	3.92	347,303	3,974	4.59
Subordinated debentures issued to capital trust	5.52	25,774	354	5.51	25,774	389	6.05
Subordinated notes	—	—	—	—	62,631	909	5.82

Total interest-bearing liabilities	2.21	4,059,993	22,968	2.27	4,380,196	30,012	2.75
Non-interest-bearing liabilities:
Demand deposits		859,352			849,862
Other liabilities		53,725			66,585
Total liabilities		4,973,070			5,296,643
Stockholders’ equity		643,048			618,034
Total liabilities and stockholders’ equity		$5,616,118			$5,914,677

Net interest income:			$49,493			$50,963
Interest rate spread	3.22%			3.24%			3.09%
Net interest margin*				3.76%			3.68%
Average interest-earning assets to average interest-bearing liabilities		129.9%			126.9%

___________________
*Defined as the Company’s net interest income divided by average total interest-earning assets.

16

	June 30, 2026	Six Months Ended June 30, 2026			Six Months Ended June 30, 2025
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.39%	$784,137	$16,996	4.37%	$826,426	$17,318	4.23%
Other residential	6.23	1,350,667	42,220	6.30	1,555,881	53,731	6.96
Commercial real estate	6.02	1,544,527	45,988	6.00	1,499,665	46,096	6.20
Construction	6.21	436,986	13,799	6.37	485,392	17,270	7.17
Commercial business	5.81	178,149	5,987	6.78	209,944	7,339	7.05
Other loans	6.21	178,909	5,356	6.04	166,989	5,147	6.22

Total loans receivable	5.80	4,473,375	130,346	5.88	4,744,297	146,901	6.24

Investment securities	3.22	715,891	11,709	3.30	732,699	12,173	3.35
Other interest-earning assets	3.63	90,441	1,571	3.50	101,238	2,144	4.27

Total interest-earning assets	5.43	5,279,707	143,626	5.48	5,578,234	161,218	5.83
Non-interest-earning assets:
Cash and cash equivalents		96,086			100,537
Other non-earning assets		247,025			259,692
Total assets		$5,622,818			$5,938,463

Interest-bearing liabilities:
Interest-bearing demand and savings	1.19	$2,216,555	13,154	1.20	$2,223,716	15,588	1.41
Time deposits	2.95	673,399	9,897	2.96	764,791	13,235	3.49
Brokered deposits	3.83	682,760	13,147	3.88	893,983	20,145	4.54
Total deposits	1.97	3,572,714	36,198	2.04	3,882,490	48,968	2.54
Securities sold under reverse repurchase agreements	1.55	36,522	229	1.26	73,957	743	2.03
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	3.97	446,007	8,682	3.93	369,849	8,424	4.59
Subordinated debentures issued to capital trust	5.52	25,774	696	5.45	25,774	771	6.03
Subordinated notes	—	—	—	—	68,741	2,015	5.91

Total interest-bearing liabilities	2.21	4,081,017	45,805	2.26	4,420,811	60,921	2.78
Non-interest-bearing liabilities:
Demand deposits		847,290			835,888
Other liabilities		50,914			68,961
Total liabilities		4,979,221			5,325,660
Stockholders’ equity		643,597			612,803
Total liabilities and stockholders’ equity		$5,622,818			$5,938,463

Net interest income:			$97,821			$100,297
Interest rate spread	3.22%			3.22%			3.05%
Net interest margin*				3.74%			3.63%
Average interest-earning assets to average interest-bearing liabilities		129.4%			126.2%

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*Defined as the Company’s net interest income divided by average total interest-earning assets.

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NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”), including the ratio of tangible common equity to tangible assets and information excluding one-time branch consolidation and severance costs, specifically, net income, earnings per diluted common share, annualized return on average common equity, annualized return on average assets and efficiency ratio.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets. Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength. Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

Management believes that the presentation of certain measures excluding one-time branch consolidation and severance costs provides useful supplemental information that is helpful in understanding our core operating performance when comparing periods.

These non-GAAP financial measurements are supplemental and not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation: Ratio of Tangible Common Equity to Tangible Assets

	June 30,	December 31,
	2026	2025
	(Dollars in thousands)

Common equity at period end	$641,597	$636,126
Less: Intangible assets at period end	9,444	9,660
Tangible common equity at period end (a)	$632,153	$626,466

Total assets at period end	$5,522,824	$5,598,606
Less: Intangible assets at period end	9,444	9,660
Tangible assets at period end (b)	$5,513,380	$5,588,946

Tangible common equity to tangible assets (a) / (b)	11.47%	11.21%

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Non-GAAP Reconciliation: Exclusion of One-Time Branch Consolidation and Severance Costs

Three Months Ended
June 30, 2026
(Dollars in thousands)

Reported net income at period end	$15,795
Plus: One-time consolidation and severance costs	2,120
Less: Tax adjustment related to consolidation and severance costs	(521)
Non-GAAP net income	$17,394

Reported non-interest expense	$38,222
Less: One-time consolidation and severance costs	(2,120)
Non-GAAP non-interest expense	$36,102

Non-GAAP annualized return on average common equity
Definition: Non-GAAP net income (annualized) divided by average common equity	10.82%

Non-GAAP annualized return on average assets
Definition: Non-GAAP net income (annualized) divided by average total assets	1.24%

Non-GAAP efficiency ratio
Definition: Non-GAAP non-interest expense divided by the sum of net interest income and non-interest income	63.47%

Non-GAAP earnings per common diluted share
Definition: Non-GAAP net income divided by average diluted shares outstanding	$1.57

CONTACT:

Kincade Ayers
Investor Relations
(616) 233-0500

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